Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
OM Asset Management plc:

We consent to the use of our report dated March 30, 2015, with respect to the consolidated balance sheet of OM Asset Management plc and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the Registration Statement.

KPMG LLP

Boston, Massachusetts
November 3, 2015